Exhibit 99.3

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated [ • ], 20[ • ]

[FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE PREFERRED STOCK OFFERINGS]1

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated [ • ], 20[ • ])

Shares

Newtek Business Services Corp.

Series [ • ] Preferred Stock

Liquidation Preference $[ • ] Per Share

Newtek Business Services Corp. is an internally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). Along with its wholly owned subsidiary and controlled portfolio companies, Newtek provides a wide range of business services and financial products under the Newtek® brand to the small- and medium-sized business market. Newtek’s products and services include: Business Lending, including SBA 7(a) and 504 lending, Electronic Payment Processing, Managed Technology Solutions (Cloud Computing), eCommerce, Accounts Receivable and Inventory Financing, Insurance Solutions, Web and Ecommerce Solutions, Data Backup, Storage and Retrieval, and Payroll and Benefit Solutions.

As a BDC, our investment objective is to generate both current income and capital appreciation primarily through loans originated by our small business finance platform and our equity investments in certain portfolio companies that we control.

We are offering for sale [ • ] shares of our preferred stock. We have granted the underwriters a [ • ]-day option to purchase up to additional shares of our preferred stock at the public offering price, less the underwriting discounts and commissions.

[Add relevant disclosure depending on whether preferred shares are listed or not.]

An investment in our securities is subject to risks and involves a heightened risk of total loss of investment. In addition, the companies in which we invest are subject to special risks. For example, we invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “high yield” or “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. See “Risk Factors” beginning on page [ • ] of the accompanying prospectus to read about factors you should consider, including the risk of leverage, before investing in our preferred stock.

1 In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor should know before investing in our preferred stock. Please read this prospectus supplement and the accompanying prospectus before investing and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). This information is available free of charge by contacting us by mail at 1981 Marcus Avenue, Suite 130, Lake Success, NY 11042, by telephone at (212) 356-9500 or on our website at http://www.NewtekOne.com. The SEC also maintains a website at http://www.sec.gov that contains such information. Information contained on our website or on the SEC's website about us is not incorporated by reference into this prospectus supplement and the accompanying prospectus, and you should not consider that information contained on our website or on the SEC's website to be part of this prospectus supplement and the accompanying prospectus.

	Per Share	Total
Public Offering Price	$	$
Sales Load (Underwriting Discounts and Commissions)	$	$
Proceeds to us (before expenses)(1)(2)	$	$

(1) We will incur approximately $[ • ] of estimated expenses, excluding the sales load, in connection with this offering. Our stockholders will bear such expenses, including the sales load.

(2) To the extent that the underwriters sell more than [ • ] shares of our preferred stock, the underwriters have the option to purchase up to an additional [ • ] shares of our preferred stock at the public offering price, less the sales load, within [ • ] days of the date of this prospectus supplement. If the underwriters exercise this option in full, the total public offering price, sales load and proceeds to us will be $[ • ], $[ • ] and $[ • ], respectively.

The underwriters expect to deliver the shares on or about [ • ], 20[ • ].

[ • ], 20

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUPPLEMENT	S-1
PROSPECTUS SUPPLEMENT SUMMARY	S-2
SPECIFIC TERMS OF PREFERRED STOCK AND THE OFFERING	S-15
FEES AND EXPENSES	S-16
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND PROJECTIONS	S-18
RISK FACTORS	S-19
CAPITALIZATION	S-20
USE OF PROCEEDS	S-21
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS	S-22
DESCRIPTION OF PREFERRED STOCK	S-23
UNDERWRITING	S-24
LEGAL MATTERS	S-26
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	S-26
AVAILABLE INFORMATION	S-26

PROSPECTUS

Page
About this Prospectus	[ • ]
Prospectus Summary	[ • ]
The Offering	[ • ]
Fees and Expenses	[ • ]
Selected Consolidated Financial and Other Data	[ • ]
Financial Highlights	[ • ]
Risk Factors	[ • ]
Cautionary Statement Regarding Forward-Looking Statements and Projections	[ • ]
Use of Proceeds	[ • ]
Price Range of Common Stock and Distributions	[ • ]
Ratio of Earnings to Fixed Charges	[ • ]
Management’s Discussion and Analysis of Financial Condition and Results of Operation	[ • ]
Senior Securities	[ • ]
Business	[ • ]
Portfolio Companies	[ • ]
Management	[ • ]
Executive Compensation	[ • ]
Certain Relationships and Transactions	[ • ]
Sales of Common Stock Below Net Asset Value	[ • ]
Security Ownership of Certain Beneficial Owners and Management	[ • ]
Regulation	[ • ]
Determination of Net Asset Value	[ • ]
Dividend Reinvestment Plan	[ • ]
Material U.S. Federal Income Tax Considerations	[ • ]
Description of Our Capital Stock	[ • ]
Description of Our Preferred Stock	[ • ]
Description of Our Subscription Rights	[ • ]
Description of Our Warrants	[ • ]
Description of Our Debt Securities	[ • ]
Plan of Distribution	[ • ]
Brokerage Allocation and Other Practices	[ • ]
Custodian, Transfer and Distribution Paying Agent and Registrar	[ • ]
Legal Matters	[ • ]
Independent Registered Public Accounting Firm	[ • ]
Available Information	[ • ]
Index to Financial Statements	F-[ • ]

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information from that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any shares of our preferred stock by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. The information contained in this prospectus supplement and the accompanying prospectus is complete and accurate only as of their respective dates, regardless of the time of their delivery or sale of our preferred stock. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus supplement may add, update or change information contained in the accompanying prospectus. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information different from or additional to the information in that prospectus.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of preferred stock and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. Please carefully read this prospectus supplement and the accompanying prospectus together with any exhibits and the additional information described under “Available Information” and in the “Prospectus Supplement Summary” section (including the “— Summary Risk Factors” section) of this prospectus supplement and the “Risk Factors” section of the accompanying prospectus before you make an investment decision.

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PROSPECTUS SUPPLEMENT SUMMARY

The following summary contains basic information about offerings pursuant to this prospectus. It may not contain all the information that is important to you. For a more complete understanding of offerings pursuant to this prospectus, we encourage you to read this entire prospectus and the documents to which we have referred in this prospectus, together with any accompanying prospectus supplements, including the risks set forth under the caption “Risk Factors” in this prospectus and any accompanying prospectus supplement and the information set forth under the caption “Available Information” in this prospectus. Throughout this prospectus, we refer to Newtek Business Services Corp., its consolidated subsidiaries and its predecessor, Newtek Business Services, Inc., as the “Company,” “we,” “us,” “our,” and “Newtek.”

Our Business

We are an internally managed non-diversified closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). Additionally, we intend to elect to be treated as a regulated investment company (a “RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) for U.S. federal income tax purposes, beginning with our 2015 tax year. Our investment activities are managed by our executive officers and supervised by our board of directors (the “Board”).

Our investment objective is to generate both current income and capital appreciation primarily through loans originated by our small business finance platform and our equity investments in certain portfolio companies that we control. We currently are the largest non-bank financial institution licensed by the U.S. Small Business Administration (“SBA”) under the federal Section 7(a) loan program based on dollar lending volume. We generally structure our loans so that we can both sell the government guaranteed portions of loans and securitize the unguaranteed portions. This structure generally allows us to recover our capital and earn excess capital on each loan, typically within a year. We may in the future determine to retain the government guaranteed or unguaranteed portions of loans pending deployment of excess capital. Additionally, we and our controlled portfolio companies provide a wide range of business and financial products to over 100,000 small- and medium-sized business (“SMB”) accounts, including electronic payment processing, managed technology solutions (cloud computing), e-commerce, accounts receivable and inventory financing, The Secure Gateway, personal and commercial insurance services, web services, data backup, storage and retrieval and payroll and benefits solutions. We support the operations of our controlled portfolio companies by providing access to our proprietary and patented technology platform, including NewTracker®, our patented prospect management software.

We define SMBs as companies having revenues of $1 million to $100 million, and we estimate the SMB market to be over 27 million businesses in the U.S. While our primary investments include making loans and providing business services to the SMB market through our controlled portfolio companies, we also may make opportunistic investments in larger or smaller companies. We expect to generate returns through a combination of realized gains on the sale of the government guaranteed portions of SBA 7(a) loans, contractual interest payments on debt investments, dividends from our controlled portfolio companies, equity appreciation (through direct investment in our controlled portfolio companies), servicing income and other income. We can offer no assurance that we will achieve our investment objective.

Organizational Overview

On November 12, 2014, our predecessor , Newtek Business Services, Inc. (“Newtek NY”), merged with and into Newtek Business Services Corp. for the purpose of reincorporating the Company in the state of Maryland in anticipation of the election by the Company to be regulated as a BDC under the 1940 Act (the “BDC Conversion”). In addition, on October 22, 2014, we effectuated a 1 for 5 reverse stock split (the “Reverse Stock Split”) to attract institutional investors. As a result of the BDC Conversion, Newtek NY ceased to exist and the Company succeeded to Newtek NY’s operations as the sole surviving entity.

S-2

The Company is a Maryland corporation that is an internally managed, non-diversified closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act. As a BDC, we are required to meet regulatory tests, including the requirement to invest at least 70% of our gross assets in “qualifying assets.” Qualifying assets generally include securities of private or thinly traded U.S. companies and cash, cash equivalents, U.S. government securities and high-quality debt investments that mature in one year or less. See “Regulation” in the accompanying prospectus. In addition, we intend to elect to be treated for U.S. federal income tax purposes, and intend to qualify annually thereafter, as a RIC under the Code. See “Material U.S. Federal Income Tax Considerations” in this prospectus.

Set forth below is a diagram of our current organizational structure:

S-3

(1)	Consolidated subsidiary that is part of the Company’s small business finance platform, and operates as a nationally licensed SBA lender under the federal Section 7(a) program with preferred lender program status.
(2)	Consists of indirect and direct SBA 7(a) Loans to small businesses.
(3)	Wholly-owned portfolio company that is part of the Company’s small business finance platform. Provides receivables financing, management services, and managerial assistance to SMBs.
(4)	Markets credit and debit card processing services, check approval services, processing equipment, and software. Newtek owns a controlling equity interest in this portfolio company.
(5)	Provides website hosting, dedicated server hosting, cloud hosting, web design and development, internet marketing, ecommerce, data storage and backup, and other related services. Newtek owns a controlling equity interest in this portfolio company.
(6)	Wholly-owned portfolio company that is part of the Company’s small business finance platform. Provides third-party loan services for SBA and non-SBA loans.
(7)	Markets credit and debit card processing services, check approval services, processing equipment, and software. Newtek owns a controlling equity interest in this portfolio company.
(8)	Includes: (i) Newtek Insurance Agency, LLC, a wholly-owned portfolio company which is a retail and wholesale brokerage insurance agency specializing in the sale of commercial and health/benefits lines insurance products to the SMB market as well as various personal lines of insurance. It is licensed in all 50 states; (ii) PMTWorks Payroll, LLC d/b/a Newtek Payroll and Benefits Solutions, a wholly-owned portfolio company which offers an array of industry standard and competitively priced payroll management, payment and tax reporting services to SMBs; (iii) ADR Partners, LLC d/b/a banc-serv Partners, LLC, a wholly-owned portfolio company which provides lending institutions with outsourced solutions for the entire U.S. Small Business Administration (“SBA”) lending process, including credit analysis, structuring and eligibility, packaging, closing compliance and servicing.

Small Business Finance Platform

Our portfolio consists of guaranteed and unguaranteed non-affiliate SBA loan investments that were made through our small business finance platform, which includes Newtek Small Business Finance, LLC (“NSBF”), a nationally licensed SBA lender under the federal Section 7(a) loan program (“SBA 7(a) loans”). SBA 7(a) loans are partially guaranteed by the SBA, an independent government agency that facilitates one of the nation’s largest sources of SMB financing. SBA guarantees typically range between 75% and 90% of the principal and interest due. NSBF has a dedicated Senior Lending Team that originates, sells and services SBA 7(a) loans to qualifying SMBs. NSBF sells the guaranteed portions of its SBA 7(a) loans, typically within two weeks of origination, and retains the unguaranteed portion until accumulating sufficient loans for a securitization. NSBF’s securitization process is as follows. After accumulating sufficient loans, the loans are transferred to a special purpose vehicle (a ‘‘Trust’’), which in turn issues notes against the Trust’s assets in a private placement. The Trust’s primary source of income for repaying the securitization notes is the cash flows generated from the unguaranteed portion of SBA 7(a) loans now owned by the Trust; principal on the securitization notes will be paid by cash flow in excess of that needed to pay various fees related to the operation of the Trust and interest on the debt. Securitization notes have an expected maturity of about five years, and the Trust is dissolved when the securitization notes are paid in full.

NSBF has received preferred lender program (“PLP”) status, a designation whereby the SBA authorizes the most experienced SBA lenders to place SBA guarantees on loans without seeking prior SBA review and approval. PLP status allows NSBF to serve its clients in an expedited manner since it is not required to present applications to the SBA for concurrent review and approval.

NSBF maintains a diversified pool of loans by making smaller loans, approximately $1.0 million or less, that are dispersed both geographically and among industries, thereby limiting NSBF’s exposure to regional and industry-specific economic downturns. NSBF supports its lending activities with lines of credit for the unguaranteed and guaranteed portions of SBA 7(a) Loans. See Management’s Discussion and Analysis of Financial Condition and Results of Operations — Capital Resources — Capital One Facility.

S-4

NSBF evaluates the credit quality of its loan portfolio by employing a risk rating system that is similar to the Uniform Classification System, which is the asset classification system adopted by the Federal Financial Institution Examinations Council. NSBF’s risk rating system is granular with multiple risk ratings in both the Acceptable and Substandard categories. NSBF assigns ratings based on numerous factors, including credit risk scores, collateral type, loan to value ratios, industry, financial health of the business, payment history, other internal metrics/analysis, and qualitative assessments. NSBF refreshes risk ratings as appropriate based upon considerations such as market conditions, loan characteristics, and portfolio trends. Refer to “Business — Ongoing Relationships with Portfolio Companies” for a description of our risk rating system.

The small business finance platform also includes Newtek Business Credit Solutions (“NBC”), a wholly-owned portfolio company that provides financing services to businesses through receivables financing and, beginning in 2015, originates loans under the U.S. Small Business Administration’s (‘‘SBA’’) 504 loan program. NBC provides billing and accounts receivable maintenance services to businesses, as well as inventory financing services to businesses via prime plus interest lending based on eligible inventory balances. NBC also offers managerial assistance to SMBs, including offering back office receivables services, such as billing and cash collections.

An additional wholly-owned portfolio company, Small Business Lending, LLC (“SBL”), engages in third party loan servicing for SBA and non-SBA loans. NSBF, along with SBL, manages a portfolio of approximately $[ • ] billion of SBA 7(a) loans, which as of [ • ] included approximately $[ • ] million of SBA 7(a) loans that SBL services on behalf of third parties.

Controlled Portfolio Companies

In addition to our debt investments in portfolio companies, we also hold controlling equity interests, either directly or through our small business finance platform, in certain portfolio companies that, as of [ • ], represented approximately [ • ]% of our total investment portfolio. Specifically, we hold a controlling equity interest in SBL, NBC, ADR Partners d/b/a banc-serv Partners, LLC (“BSP”), Universal Processing Services of Wisconsin, LLC d/b/a Newtek Merchant Solutions (“NMS” or “UPSW”), Premier Payments LLC d/b/a Newtek Payment Solutions (“Premier”), CrystalTech Web Hosting, Inc. d/b/a Newtek Technology Solutions (“NTS”), PMTWorks Payroll, LLC d/b/a Newtek Payroll and Benefits Solutions (“NPS”) and Newtek Insurance Agency, LLC (“NIA”). We refer to these entities (among others), collectively, as our “controlled portfolio companies.” Our controlled portfolio companies provide us with an extensive network of business relationships that supplement our referral sources and that we believe will help us to maintain a robust pipeline of lending opportunities and expand our small business finance platform. For example, NMS has entered into agreements with two chartered banks (‘‘bank sponsorships’’), which allow NMS to access the Visa® and MasterCard® networks in order to process bankcard transactions.

Neither the controlled portfolio companies nor their operating revenues are consolidated in our financial reporting. The revenues that our controlled portfolio companies generate, after deducting operational expenses, may be distributed to us. As a BDC, our Board will determine quarterly the fair value of our controlled portfolio companies in a similar manner as our other investments. In particular, our investments in our controlled portfolio companies are valued using a valuation methodology that incorporates both the market approach (guideline public company method) and the income approach (discounted cash flow analysis). In following these approaches, factors that we may take into account in determining the fair value of our investments include, as relevant: available current market data, including relevant and applicable market trading comparables, the portfolio company’s earnings and discounted cash flows, comparisons of financial ratios of peer companies that are public, and enterprise values, among other factors. In addition, the Company has engaged third party valuation firms to provide valuation consulting services for the valuation of certain of our controlled portfolio companies for which there is not a readily available market value. Specifically, the Board has directed the Company to engage independent valuation firms to assist in valuing certain portfolio investments without a readily available market quotation, at least once during a trailing twelve-month period under a valuation policy and a consistently applied valuation process. See ‘‘Critical Accounting and Estimates – Fair Value Measurement.’’

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Certified Capital Companies (Capcos)

Certified capital companies, or ‘‘Capcos,’’ are companies that Newtek created pursuant to state-sponsored programs, which are designed to encourage investment in small and new businesses and to create economic activity and jobs in designated geographic areas. See ‘‘Business – Organizational Overview – Certified Capital Companies (Capcos).’’

Historically, our Capcos invested in SMBs and generated interest income, investment returns, non-cash income from tax credits, and non-cash expenses (i.e., interest, insurance, and cash management fees and expenses). We have de-emphasized our Capco business in favor of growing our controlled portfolio companies and do not anticipate creating any new Capcos. We continue to invest in and lend to SMBs through our existing Capcos and intend to meet the goals of the Capco programs.

As the Capcos reach 100% investment we will seek to de-certify them as Capcos and liquidate their remaining assets, which will reduce their operational costs (particularly compliance costs). Six of our original sixteen Capcos have reached this stage. See “Risk Factors — Risks Relating to Our Capco Business.”

Newtek Branding

We use an integrated multi-channel marketing approach featuring direct, indirect and outbound solicitation efforts. Our direct marketing efforts feature a line of products and services that were branded with our “go-to market” brand, The Small Business Authority®, and which was supported by a marketing campaign built around this brand, and our former web presence, www.thesba.com. We are in the process of rolling out our new “go to market” brand, Your Business Solutions Company TM, which is being supported by a new marketing campaign and our new web domain, NewtekOne.comTM.

We market indirectly through referrals from our strategic alliance partners, which include banks, insurance companies, credit unions, and other affinity groups, using our patented NewTracker® referral system. The NewTracker® system provides for security and transparency between referring parties, and allows us and our alliance partners to review in real time the status of any referral as well as to provide real time compliance oversight by the respective alliance partner. We own the NewTracker® patent, as well as all trademarks and other patented intellectual property used by us or our controlled portfolio companies.

We obtain referrals from individual professionals in geographic markets that have signed up to provide referrals and earn commissions through our BizExec and TechExec Programs, which include traditional information technology professionals, CPAs, independent insurance agents and sales and/or marketing professionals. We also market our electronic payment processing services through independent sales agents, and web technology and eCommerce services through internet-based marketing and third-party resellers.

Senior Lending Team and Executive Committee

The key members of our Senior Lending Team, which include Barry Sloane, Peter Downs, David Leone, Robert Hawes, Gary Golden and Gary Taylor (our “Senior Lending Team”), each has over 25 years of experience in finance-related fields. We believe that each member brings a complementary component to a team well-rounded in finance, accounting, operations, strategy, business law and executive management.

Our executive officers include Barry Sloane, Peter Downs, Jennifer C. Eddelson, Michael A. Schwartz, John Raven and Nilesh Joshi (our “Executive Committee”), which manage the Company, under the supervision of our Board. While our portfolio companies are independently managed, our Executive Committee oversees our controlled portfolio companies and, to the extent that we may make additional equity investments in the future, the Executive Committee will also have primary responsibility for identifying, screening, reviewing and completing such investments. We do not expect to focus our resources on investing in additional stand-alone equity investments, but may elect to do so from time to time on an opportunistic basis, if such opportunities arise. Messrs. Sloane and Downs have been involved together in the structuring and management of equity investments for the past ten years.

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Market Opportunity

We believe that the limited amount of capital and financial products available to SMBs, coupled with the desire of these companies for flexible and partnership-oriented sources of capital and other financial products, create an attractive investment environment for us to further expand our small business finance platform and overall brand. We believe the following factors will continue to provide us with opportunities to grow and deliver attractive returns to stockholders.

The SMB market represents a large, underserved market. We believe that the SMB market, which we estimate to be over 27 million mostly privately-held businesses, is relatively underserved by traditional capital providers such as commercial banks, finance companies, hedge funds and collateralized loan obligation funds. Further, we believe that such companies generally possess conservative capital structures with significantly less debt to equity, as compared to larger companies with more financing options. As the largest non-bank originator of SBA 7(a) loans by dollar volume and currently the eighth largest SBA 7(a) lender in the U.S., we believe we and our controlled portfolio companies are well positioned to provide financing to SMBs, and have the technology and infrastructure in place to do so it cost effectively, in all 50 states, and across many industries.

Recent credit market dislocation for SMBs has created an opportunity for attractive risk-weighted returns.  We believe the credit crisis that began in 2007, and the subsequent exit of traditional capital sources, such as commercial banks, finance companies, hedge funds and collateralized loan obligation funds, has resulted in an increase in opportunities for alternative funding sources such as our SMB lending platform. We believe that the reduced competition in our market and an increased opportunity for attractive risk-weighted returns positions us well for future growth. The remaining lenders and investors in the current environment are requiring lower amounts of senior and total leverage, increased equity commitments and more comprehensive covenant packages than was customary in the years leading up to the credit crisis. We do not expect a reversal of these conditions in the foreseeable future.

Future refinancing activity is expected to create additional investment opportunities.  A high volume of financings completed between 2005 and 2008 will mature in the coming years . We believe this supply of opportunities coupled with limited financing providers focused on SMBs will continue to offer investment opportunities with attractive risk-weighted returns.

The increased capital requirements and other regulations placed on banks may reduce lending by traditional large financial institutions and community banks.  We believe that debt financing through traditional large financial institutions will continue to be constrained for several years as U.S. and international regulators continue to phase in financial reforms, such as Basel III, and U.S. regulators promulgate rules and regulations under the Dodd-Frank Wall Street Reform and the Consumer Protection Act. We believe that these regulations will increase capital requirements and have the effect of further limiting the capacity of traditional financial institutions to hold non-investment grade loans on their balance sheets. As a result, we believe that many of these financial institutions have de-emphasized their service and product offerings to SMBs, which we believe will make a higher volume of deal flow available to us.

Increased demand for comprehensive, business-critical SMB solutions.  Increased competition and rapid technological innovation are creating an increasingly competitive business environment that requires SMBs to fundamentally change the way they manage critical business processes. This environment is characterized by greater focus on increased quality, lower costs, faster turnaround and heightened regulatory scrutiny. To make necessary changes and adequately address these needs, we believe that companies are focusing on their core competencies and utilizing cost-effective outsourced solutions to improve productivity, lower costs and manage operations more efficiently. Our controlled portfolio companies provide critical business solutions such as business lending, receivables financing, including inventory financing and health care receivables, electronic payment processing, managed IT solutions (including eCommerce, webhosting and datacenters), personal and commercial insurance services and full-service payroll and benefit solutions. We believe that each of these market segments is underserved for SMBs and since we are able to provide comprehensive solutions under one platform, we are well positioned to continue to realize growth from these product offerings.

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Competitive Advantages

We believe that we are well positioned to take advantage of investment opportunities in SMBs due to the following competitive advantages:

•	Internally Managed Structure and Significant Management Resources. We are internally managed by our executive officers under the supervision of our Board and do not depend on an external investment advisor. As a result, we do not pay investment advisory fees and all of our income is available to pay our operating costs, which include employing investment and portfolio management professionals, and to make distributions to our stockholders. We believe that our internally managed structure provides us with a lower cost operating expense structure, when compared to other publicly traded and privately-held investment firms which are externally managed, and allows us the opportunity to leverage our non-interest operating expenses as we grow our investment portfolio.
•	Business Model Enables Attractive Risk-Weighted Return on Investment in SBA Lending. Our SBA 7(a) loans are structured so as to permit rapid sale of the U.S. government guaranteed portions, often within weeks of origination, and the unguaranteed portions have been successfully securitized and sold, usually within a year of origination. The return of principal and premium may result in an advantageous risk-weighted return on our original investment in each loan. We may determine to retain the government guaranteed or unguaranteed portions of loans pending deployment of excess capital.
•	State of the Art Technology. Our patented NewTracker® software enables us to board a SMB customer, process the application or inquiry, assemble necessary documents, complete the transaction and create a daily reporting system. This system enables us to identify a transaction, then process the business transaction and generate internal reports used by management and external reports for strategic referral partners. It allows our referral partners to have digital access into our back office and follow on a real time, 24/7 basis the processing of their referred customers. This technology has been made applicable to all of the service and product offerings we make directly or through our controlled portfolio companies.
•	Established Direct Origination Platform with Extensive Deal Sourcing Infrastructure. We have established a direct origination pipeline for investment opportunities without the necessity for investment banks or brokers as well as broad marketing channels that allow for highly selective underwriting. Over the past twelve years, the combination of our brand, our portal, our patented NewTracker® technology, and our web presence as The Small Business Authority® have created an extensive deal sourcing infrastructure. We anticipate that our new web presence, Your Business Solutions CompanyTM, supported by our new web domain, NewtekOne.comTM, will continue this trend. Although we pay fees for loan originations that are referred to us by our alliance partners, our non-commissioned investment team works directly with the borrower to assemble and underwrite loans. We rarely invest in pre-assembled loans that are sold by investment banks or brokers. As a result, we believe that our unique national origination platform allows us to originate attractive credits at a low cost. We anticipate that our principal source of investment opportunities will continue to be in the same types of SMBs to which we currently provide financing. Our Executive Committee and Senior Lending Team will also seek to leverage their extensive network of additional referral sources, including alliance partners, law firms, accounting firms, financial, operational and strategic consultants and financial institutions, with whom we have completed investments. We believe our current infrastructure and expansive relationships should continue to enable us to review a significant amount of high quality, direct (or non-brokered) investment opportunities.
•	Experienced Senior Lending Team with Proven Track Record. We believe that, under the direction of our Senior Lending Team, NSBF has become one of the leading capital providers to SMBs. Since we acquired NSBF in 2003, through [ • ], NSBF has invested in excess of $[ • ] billion in [ • ] transactions. Our Senior Lending Team has expertise in managing the SBA process and has managed a diverse portfolio of investments with a broad geographic and industry mix. While our primary focus is to expand the debt financing activities of NSBF in SBA 7(a) loans, we expect SBA 504 loans to be a growth opportunity, although there can be no assurances that such growth will occur.

S-8

•	Flexible, Customized Financing Solutions for Seasoned, Smaller Businesses. While our primary focus as a BDC is to expand NSBF’s lending by providing SBA 7(a) loans to SMBs, we also seek to offer SMBs a variety of attractive financing structures, as well as cost effective and efficient business services, to meet their capital needs through our subsidiaries and controlled portfolio companies. In particular, CDS offers larger loans, between $5.0 – $10.0 million each, than available with the SBA guarantee, but with a higher interest rate to compensate for the increased risk. Unlike many of our competitors, we believe we have the platform to provide a complete package of business services and financing options for SMBs, which allows for cross-selling opportunities and improved client retention. We expect that a large portion of our capital will be loaned to companies that need growth capital, acquisition financing or funding to recapitalize or refinance existing debt facilities. Our lending will continue to focus on making loans to SMBs that:
o	have 3 to 10 years of operational history;
o	significant experience in management;
o	credit worthy owners who provide a personal guarantee for our investment;
o	show a strong balance sheet including primarily real estate to collateralize our investments; and
o	show sufficient cash flow to be able to service the payments on our investments comfortably.

We generally seek to avoid investing in high-risk, early-stage enterprises that are only beginning to develop their market share or build their management and operational infrastructure with limited collateral. We also believe our SBA license, combined with our PLP designation, provides us with a distinct competitive advantage over other SMB lenders that have not overcome these significant barriers-to-entry in our primary loan market.

•	Disciplined Underwriting Policies and Rigorous Portfolio Management. We pursue rigorous due diligence of all prospective investments originated through our platform. Our Senior Lending Team has developed an extensive underwriting due diligence process, which includes a review of the operational, financial, legal, and industry performance and outlook for the prospective investment, including quantitative and qualitative stress tests, review of industry data and consultation with outside experts regarding the creditworthiness of the borrower. These processes continue during the portfolio monitoring process, when we will conduct field examinations, review compliance certificates and covenants and regularly assess the financial and business conditions and prospects of portfolio companies. Our controlled portfolio company SBL is a Standard & Poor’s rated servicer for commercial loans, offers servicing capabilities with a compact timeline for loan resolutions and dispositions and has attracted various third-party portfolios.

Summary Risk Factors

The value of our assets, as well as the market price of our shares, will fluctuate. Our investments may be risky, and you may lose all or part of your investment in us. Investing in Newtek involves other risks, including the following:

Risk Related to Our Business and Structure

•	Throughout our 18 year history we have never operated as a BDC until we converted on November 12, 2014.
•	Our investment portfolio is recorded at fair value, with our Board having final responsibility for overseeing, reviewing and approving, in good faith, its estimate of fair value and, as a result, there is uncertainty as to the value of our portfolio investments.
•	Our financial condition and results of operations will depend on our ability to manage and deploy capital effectively.
•	We are dependent upon our Senior Lending Team and our Executive Committee for our future success, and if we are unable to hire and retain qualified personnel or if we lose any member of our Senior Lending Team or our Executive Committee our ability to achieve our investment objective could be significantly harmed.

S-9

•	We operate in a highly competitive market for investment opportunities, which could reduce returns and result in losses.
•	If we are unable to source investments effectively, we may be unable to achieve our investment objective.
•	Our business model depends to a significant extent upon strong referral relationships, and our inability to maintain or further develop these relationships, as well as the failure of these relationships to generate investment opportunities, could adversely affect our business.
•	Any failure on our part to maintain our status as a BDC would reduce our operating flexibility.
•	Regulations governing our operation as a BDC affect our ability to raise additional capital and the way in which we do so. As a BDC, the necessity of raising additional capital may expose us to risks, including the typical risks associated with leverage.
•	Because we intend to distribute substantially all of our income to our stockholders to maintain our status as a RIC, we will continue to need additional capital to finance our growth, and regulations governing our operation as a BDC will affect our ability to, and the way in which we, raise additional capital and make distributions.
•	Because we borrow money, the potential for loss on amounts invested in us is magnified and may increase the risk of investing in us.
•	To the extent we borrow money to finance our investments, changes in interest rates will affect our cost of capital and net investment income.
•	We may experience fluctuations in our quarterly and annual results.
•	Our Board may change our investment objective, operating policies and strategies without prior notice or stockholder approval, the effects of which may be adverse.
•	We will be subject to corporate-level income tax if we are unable to qualify as a RIC or are unable to make the distributions required to maintain RIC tax treatment.
•	We may not be able to pay distributions to our stockholders, our distributions may not grow over time and a portion of our distributions may be a return of capital.
•	We may have difficulty paying our required distributions if we recognize income before or without receiving cash representing such income.
•	We may in the future choose to pay dividends in our own stock, in which case investors may be required to pay tax in excess of the cash they receive.
•	Internal control deficiencies could impact the accuracy of our financial results or prevent the detection of fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock.
•	Changes in laws or regulations governing our operations may adversely affect our business or cause us to alter our business strategy.
•	We have specific risks associated with SBA loans.
•	Curtailment of the government-guaranteed loan programs could adversely affect our results of operations.
•	Curtailment of our ability to utilize the SBA 7(a) Loan Program by the Federal government could adversely affect our results of operations.
•	Our loans under the Section 7(a) Loan Program involve a high risk of default and such default could adversely impact our results of operations.
•	The loans we make under the Section 7(a) Loan Program face competition.
•	NSBF, our wholly-owned subsidiary, is subject to regulation by the SBA.
•	There can be no assurance that NSBF will be able to maintain its status as a PLP or that NSBF can maintain its SBA 7(a) license.
•	If NSBF fails to comply with SBA regulations in connection with the origination, servicing, or liquidation of an SBA 7(a) loan, liability on the SBA guaranty, in whole or part, could be transferred to NSBF. Our business is subject to increasingly complex corporate governance, public disclosure and accounting requirements that are costly and could adversely affect our business and financial results.
•	If we cannot obtain additional capital because of either regulatory or market price constraints, we could be forced to curtail or cease our new lending and investment activities, our net asset value could decrease and our level of distributions and liquidity could be affected adversely.
•	Capital markets may experience periods of disruption and instability and we cannot predict when these conditions will occur. Such market conditions could materially and adversely affect debt and equity capital markets in the United States and abroad, which could have a negative impact on our business, financial condition and results of operations.

S-10

•	We are highly dependent on information systems and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our securities and our ability to make distributions to our stockholders.
•	Terrorist attacks, acts of war or natural disasters may affect any market for our securities, impact the businesses in which we invest and harm our business, operating results and financial condition.
•	We face cyber-security risks.
•	We could be adversely affected by information security breaches or cyber security attacks.
•	The failure of our cyber-security systems, as well as the occurrence of events unanticipated in our disaster recovery systems and management continuity planning, could impair our ability to conduct business effectively.

Risks Related to Our Investments Generally

•	Our investments are very risky and highly speculative.
•	An investment strategy focused primarily on smaller privately held companies involves a high degree of risk and presents certain challenges, including the lack of available information about these companies, a dependence on the talents and efforts of only a few key portfolio company personnel and a greater vulnerability to economic downturns.
•	Our investments in leveraged portfolio companies may be risky, and you could lose all or part of your investment.
•	Our portfolio companies may incur debt that ranks equally with, or senior to, our investments in such companies.
•	Second priority liens on collateral securing loans that we make to our portfolio companies may be subject to control by senior creditors with first priority liens. If there is a default, the value of the collateral may not be sufficient to repay in full both the first priority creditors and us.
•	If we make subordinated investments, the obligors or the portfolio companies may not generate sufficient cash flow to service their debt obligations to us.
•	The disposition of our investments may result in contingent liabilities.
•	There may be circumstances where our debt investments could be subordinated to claims of other creditors or we could be subject to lender liability claims.
•	Economic recessions could impair our portfolio companies and harm our operating results.
•	The lack of liquidity in our investments may adversely affect our business.
•	Our failure to make follow-on investments in our portfolio companies could impair the value of our portfolio.
•	Our portfolio may lack diversification among portfolio companies which may subject us to a risk of significant loss if one or more of these companies default on its obligations under any of its debt instruments.
•	We are a non-diversified investment company within the meaning of the 1940 Act, and therefore we may invest a significant portion of our assets in a relatively small number of issuers, which subjects us to a risk of significant loss if any of these issuers defaults on its obligations under any of its debt instruments or as a result of a downturn in the particular industry.
•	Our portfolio may be concentrated in a limited number of industries, which may subject us to a risk of significant loss if there is a downturn in a particular industry in which a number of our investments are concentrated.
•	Because we may not hold controlling equity interests in certain of our portfolio companies, we may not be in a position to exercise control over our portfolio companies or to prevent decisions by management of our portfolio companies that could decrease the value of our investments.
•	Defaults by our portfolio companies will harm our operating results.
•	If we and our portfolio companies are unable to protect our intellectual property rights, our business and prospects could be harmed, and if we and our portfolio companies are required to devote significant resources to protecting their intellectual property rights, the value of our investment could be reduced.
•	Prepayments of our debt investments by our portfolio companies could adversely impact our results of operations and reduce our return on equity.

S-11

•	We may not realize gains from our equity investments.
•	We may expose ourselves to risks if we engage in hedging transactions.
•	An increase in non-performing assets would reduce our income and increase our expenses.
•	If the assets securing the loans that we make decrease in value, then we may lack sufficient collateral to cover losses.
•	We could be adversely affected by weakness in the residential housing and commercial real estate markets.

Risks Relating to Our Controlled Portfolio Companies – Newtek Merchant Solutions (NMS)

•	We could be adversely affected if either of NMS’ two bank sponsorships is terminated.
•	If NMS or its processors or bank sponsors fail to adhere to the standards of the Visa® and MasterCard® bankcard associations, its registrations with these associations could be terminated and it could be required to stop providing payment processing services for Visa® and MasterCard®.
•	On occasion, NMS experiences increases in interchange and sponsorship fees. If it cannot pass along these increases to its merchants, its profit margins will be reduced.
•	Unauthorized disclosure of merchant or cardholder data, whether through breach of our computer systems or otherwise, could expose us to liability and business losses.
•	NMS is liable if its processing merchants refuse or cannot reimburse charge-backs resolved in favor of their customers.
•	NMS has potential liability for customer or merchant fraud.
•	NMS payment processing systems may fail due to factors beyond its control, which could interrupt its business or cause it to lose business and likely increase costs.
•	The electronic payment processing business is undergoing very rapid technological changes which may make it difficult or impossible for NMS or Premier Payments to compete effectively.
•	NMS and others in the payment processing industry have come under increasing pressures from various regulatory agencies seeking to use the leverage of the payment processing business to limit or modify the practices of merchants which could lead to increased costs and liabilities.
•	Increased regulatory focus on the payments industry may result in costly new compliance burdens on NMS’ clients and on NMS itself, leading to increased costs and decreased payments volume and revenues.

Risks Related to Our Controlled Portfolio Companies – Newtek Technology Solutions (NTS)

•	NTS operates in a highly competitive industry in which technological change can be rapid.
•	NTS’ technology solutions business depends on the efficient and uninterrupted operation of its computer and communications hardware systems and infrastructure.
•	NTS’ inability to maintain the integrity of its infrastructure and the privacy of confidential information would materially affect its business.
•	NTS could be adversely affected by information security breaches or cyber security attacks.
•	NTS’ business depends on Microsoft Corporation and others for the licenses to use software as well as other intellectual property in the managed technology solutions business.
•	NTS’ managed technology business is built on technological platforms relying on the Microsoft Windows® products and other intellectual property that NTS currently licenses. As a result, if NTS is unable to continue to have the benefit of those licensing arrangements or if the products upon which its platform is built become obsolete, its business could be materially and adversely affected.

Risks Related to Our Controlled Portfolio Companies – Newtek Insurance Agency (NIA)

•	NIA depends on third parties, particularly property and casualty insurance companies, to supply the products marketed by its agents.
•	If NIA fails to comply with government regulations, its insurance agency business would be adversely affected.
•	NIA does not have any control over the commissions it earns on the sale of insurance products which are based on premiums and commission rates set by insurers and the conditions prevalent in the insurance market.

Risks Related to Our Controlled Portfolio Companies – Newtek Payroll and Benefits Solutions (NPS)

•	Unauthorized disclosure of customer employee data, whether through a cyber-security breach of our computer systems or otherwise, could expose NPS to liability and business losses.

S-12

•	NPS is subject to risks surrounding Automated Clearing House (“ACH”) payments.
•	NPS’ systems may be subject to disruptions that could adversely affect its business and reputation.
•	If NPS fails to adapt its technology to meet client needs and preferences, the demand for its services may diminish.
•	NPS could incur unreimbursed costs or damages due to delays in processing inherent in the banking system.

Risks Related to Our Controlled Portfolio Companies – Newtek Business Credit Solutions (NBC)

•	An unexpected level of defaults in NBC’s accounts receivables portfolio would reduce its income and increase its expenses.
•	NBC’s reserve for credit losses may not be sufficient to cover unexpected losses. NBC depends on outside financing to support its receivables financing business.

Legal Proceedings – Portfolio Companies

•	Our portfolio companies may, from time to time, be involved in various legal matters, including the currently pending case – Federal Trade Commission v. WV Universal Management, LLC et al., which may have an adverse effect on their operations and/or financial condition.

Risks Relating to Our CAPCO Business

•	The Capco programs and the tax credits they provide are created by state legislation and implemented through regulation, and such laws and rules are subject to possible action to repeal or retroactively revise the programs for political, economic or other reasons. Such an attempted repeal or revision would create substantial difficulty for the Capco programs and could, if ultimately successful, cause us material financial harm.
•	Because our Capcos are subject to requirements under state law, a failure of any of them to meet these requirements could subject the Capco and our stockholders to the loss of one or more Capcos.
•	We know of no other publicly-held company that sponsors and operates Capcos as a part of its business. As such, there are, to our knowledge, no other companies against which investors may compare our Capco business and its operations, results of operations and financial and accounting structures.

Risks Relating to Our Securities

•	As of May 20, 2016, two of our stockholders, one a current and one a former executive officer, each beneficially own approximately 7% of our common stock, and are able to exercise significant influence over the outcome of most stockholder actions. Our common stock price may be volatile and may decrease substantially.
•	Future issuances of our common stock or other securities, including preferred shares, may dilute the per share book value of our common stock or have other adverse consequences to our common stockholders.
•	Our stockholders may experience dilution upon the repurchase of common shares.
•	The authorization and issuance of “blank check” preferred shares could have an anti-takeover effect detrimental to the interests of our stockholders.
•	Our business and operation could be negatively affected if we become subject to any securities litigation or stockholder activism, which could cause us to incur significant expense, hinder execution of investment strategy and impact our stock price.
•	Provisions of the Maryland General Corporation Law and of our charter and bylaws could deter takeover attempts and have an adverse impact on the price of our common stock.
•	Sales of substantial amounts of our common stock in the public market may have an adverse effect on the market price of our common stock.
•	If we issue preferred stock, the net asset value and market value of our common stock will likely become more volatile.
•	Stockholders may incur dilution if we sell shares of our common stock in one or more offerings at prices below the then current net asset value per share of our common stock or issue securities to subscribe to, convert to or purchase shares of our common stock.

Risk Related to Our Publicly-Traded Debt

•	The 7.5% notes due 2022 (the “2022 Notes”) and the 7.00% notes due 2021 (the “2021 Notes,” and together with the 2022 Notes, the “Notes”) are unsecured and therefore are effectively subordinated to any secured indebtedness we have outstanding or may incur in the future.

S-13

•	The Notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries.
•	The indenture under which the Notes were issued contains limited protection for holders of the Notes.
•	If we default on our obligations to pay other indebtedness that we may incur in the future, we may not be able to make payments on the Notes.
•	We may choose to redeem the Notes when prevailing interest rates are relatively low.
•	The trading market or market value of our publicly traded debt securities may fluctuate.
•	Pending legislation may allow us to incur additional leverage.
•	[Insert any additional risk factors applicable to preferred stock].

See “Risk Factors” beginning on page [ • ], and the other information included in this prospectus supplement, for additional discussion of factors you should carefully consider before deciding to invest in our securities.

Recent Developments

[Insert description of recent developments at time of offering.]

Operating and Regulatory Structure

The Company is a Maryland corporation that is an internally managed, non-diversified closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act. As a BDC, we are required to meet regulatory tests, including the requirement to invest at least 70% of our gross assets in “qualifying assets.” Qualifying assets generally include securities of private or thinly traded U.S. companies and cash, cash equivalents, U.S. government securities and high-quality debt investments that mature in one year or less. See “Regulation” in the accompanying prospectus. In addition, we intend to elect to be treated for U.S. federal income tax purposes, and intend to qualify annually thereafter, as a RIC under the Code. See “Material U.S. Federal Income Tax Considerations” in this prospectus supplement and the accompanying prospectus.

Our Corporate Information

Our principal executive offices are located at 1981 Marcus Avenue, Suite 130, Lake Success, NY 11042, our telephone number is (212) 356-9500 and our website may be found at http://www.NewtekOne.com. Information contained in our website is not incorporated by reference into this prospectus, and you should not consider that information to be part of this prospectus.

S-14

SPECIFIC TERMS OF THE PREFERRED STOCK AND THE OFFERING

This prospectus supplement sets forth certain terms of our preferred stock that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of our preferred stock. You should read this section together with the more general description of our preferred stock in this prospectus supplement under the heading “Description of Preferred Stock” and in the accompanying prospectus under the headings “Description of Our Capital Stock — Preferred Stock” and “Description of Our Preferred Stock” before investing in our preferred stock. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus.

[Insert material terms of the preferred stock in tabular form to the extent required to be disclosed by applicable law or regulation.]

S-15

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that you will bear directly or indirectly. We caution you that many of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this prospectus contains a reference to fees or expenses paid by “you,” “us” or “Newtek,” or that “we” will pay fees or expenses, the Company will pay such fees and expenses out of our net assets and, consequently, you will indirectly bear such fees or expenses as an investor in Newtek Business Services Corp. However you will not be required to deliver any money or otherwise bear personal liability or responsibility for such fees or expenses.

Stockholder transaction expenses:
Sales load (as a percentage of offering price)	[ • ]	(1)
Offering expenses borne by us (as a percentage of offering price)	[ • ]	(2)
Dividend reinvestment plan fees	[ • ]	(3)

Total stockholder transaction expenses (as a percentage of offering price)	[ • ]	%
Annual expenses (as a percentage of net assets attributable to common stock)(4):
Operating expenses	[ • ]	%(5)
Interest payments on borrowed funds	[ • ]	%(6)
Other expenses	[ • ]	%(7)
Acquired funds fees and expenses	None	%(8)
Total annual expenses	[ • ]	(9)

(1)	Represents the commission with respect to the shares of our preferred stock being sold in this offering, which we will pay to [ • ] in connection with sales of shares of our preferred stock effected by [ • ] in this offering.

(2)	The offering expenses of this offering are estimated to be approximately $[ • ].

(3)	The expenses of the dividend reinvestment plan are included in “other expenses.”

(4)

The Company has not included proceeds from this offering in the calculation of the annual expenses. The annualized expenses are based on our annualized expenses and net asset value as of [ • ], 20[ • ].

(5)	“Operating expenses” represents an estimate of our annual operating expense. We do not have an investment advisor. We are internally managed by our executive officers under the supervision of our Board. As a result, we do not pay investment advisory fees. Instead we pay the operating costs associated with employing investment management professionals.

(6)	Interest Payments on Borrowed Funds” represents estimated interest and fee payments on borrowed funds by estimating our annualized interest, fees and other debt-related expenses incurred for the year ended December 31, 20[ • ], including our bank notes payable, Notes due 2021, Notes due 2022, related party notes payable and securitization notes payable.

(7)	“Other expenses” consist of stock transfer expenses related to our dividend reinvestment plan.

(8)	We have no current intention to invest in the securities of other investment companies. However, we are permitted to make such investments in limited circumstances under the 1940 Act. If we were to make such investments, we would incur fees and our stockholders would pay two levels of fees. As we have no current expectation of making any such investments, any estimate of the amount of such fees would be highly speculative.

S-16

(9)	The holders of shares of our common stock indirectly bear the cost associated with our annual expenses.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our preferred stock. In calculating the following expense amounts, we have assumed that our borrowings and annual operating expenses would remain at the levels set forth in the table above. In the event that shares to which this prospectus relates are sold to or through underwriters, a corresponding prospectus supplement will restate this example to reflect the applicable sales load and offering expenses.

	1 Year		3 Years		5 Years		10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5.0% annual return	$	[ • ]	$	[ • ]	$	[ • ]	$	[ • ]

The example and the expenses in the table above should not be considered a representation of future expenses, and actual expenses may be greater or less than those shown.

While the example assumes, as required by the applicable rules of the SEC, a 5.0% annual return, our performance will vary and may result in a return greater or less than 5.0%.  Further, while the example assumes reinvestment of all dividends and distributions at net asset value, participants in our dividend reinvestment plan will receive a number of shares of our preferred stock, generally determined by dividing the total dollar amount of the dividend payable to a participant by the market price per share of our preferred stock at the close of trading on the dividend payment date, which may be at, above or below net asset value. See “Dividend Reinvestment Plan” for additional information regarding our dividend reinvestment plan.

S-17

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS AND PROJECTIONS

This prospectus supplement contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about the Company, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this prospectus supplement involve risks and uncertainties, including statements as to:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	the impact of investments that we expect to make;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the ability of our portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	our ability to obtain exemptive relief from the SEC to co-invest and to engage in joint restructuring transactions or joint follow-on investments;

•	the adequacy of our cash resources and working capital; and

•	the timing of cash flows, if any, from the operations of our portfolio companies.

These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•	an economic downturn could impair our portfolio companies’ ability to continue to operate or repay their borrowings, which could lead to the loss of some or all of our investments in such portfolio companies;

•	a contraction of available credit and/or an inability to access the equity markets could impair our lending and investment activities;

•	interest rate volatility could adversely affect our results, particularly if we use leverage as part of our investment strategy; and

•	the risks, uncertainties and other factors we identify in “Risk Factors” and elsewhere in this prospectus supplement, in the accompanying prospectus and in our filings with the SEC.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. Important assumptions include our ability to originate new loans and investments, certain margins and levels of profitability and the availability of additional capital. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus supplement. However, we will update this prospectus supplement to reflect any material changes to the information contained herein. The forward-looking statements and projections contained in this prospectus supplement are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1933, as amended.

S-18

RISK FACTORS

Investing in our preferred stock involves a number of significant risks. Before you invest in our preferred stock, you should be aware of various risks, including those described below and those set forth in the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus, before you decide whether to make an investment in our preferred stock. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. If any of the following events occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In such case, our net asset value and the trading price of our common stock could decline, and you may lose all or part of your investment. The risk factors described below, together with those set forth in the accompanying prospectus, are the principal risk factors associated with an investment in us as well as those factors generally associated with an investment company with investment objectives, investment policies, capital structure or trading markets similar to ours.

If we issue preferred stock, the net asset value and market value of our common stock will likely become more volatile.

We cannot assure you that the issuance of preferred stock would result in a higher yield or return to the holders of our common stock. The issuance of preferred stock would likely cause the net asset value and market value of the common stock to become more volatile. If the dividend rate on the preferred stock were to approach the net rate of return on our investment portfolio, the benefit of leverage to the holders of the common stock would be reduced. If the dividend rate on the preferred stock were to exceed the net rate of return on our portfolio, the leverage would result in a lower rate of return to the holders of common stock than if we had not issued preferred stock. Any decline in the net asset value of our investments would be borne entirely by the holders of common stock. Therefore, if the market value of our portfolio were to decline, the leverage would result in a greater decrease in net asset value to the holders of common stock than if we were not leveraged through the issuance of preferred stock. This greater net asset value decrease would also tend to cause a greater decline in the market price for the common stock. We might be in danger of failing to maintain the required asset coverage of the preferred stock or of losing our ratings, if any, on the preferred stock or, in an extreme case, our current investment income might not be sufficient to meet the dividend requirements on the preferred stock. In order to counteract such an event, we might need to liquidate investments in order to fund a redemption of some or all of the preferred stock. In addition, we would pay (and the holders of common stock would bear) all costs and expenses relating to the issuance and ongoing maintenance of the preferred stock, including higher advisory fees if our total return exceeds the dividend rate on the preferred stock. Holders of preferred stock may have different interests than holders of common stock and may at times have disproportionate influence over our affairs.

Holders of any preferred stock we might issue would have the right to elect members of our board of directors and class voting rights on certain matters.

Holders of any preferred stock we might issue, voting separately as a single class, would have the right to elect two members of our board of directors at all times and in the event dividends become two full years in arrears would have the right to elect a majority of the directors until such arrearage is completely eliminated. In addition, preferred stockholders have class voting rights on certain matters, including changes in fundamental investment restrictions and conversion to open-end status, and accordingly can veto any such changes. Restrictions imposed on the declarations and payment of dividends or other distributions to the holders of our common stock and preferred stock, both by the 1940 Act and by requirements imposed by rating agencies, if any, or the terms of our credit facility, if any, might impair our ability to maintain our qualification as a RIC for federal income tax purposes. While we would intend to redeem our preferred stock to the extent necessary to enable us to distribute our income as required to maintain our qualification as a RIC, there can be no assurance that such actions could be effected in time to meet the tax requirements.

[Insert risk factors applicable to the preferred stock and any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

S-19

CAPITALIZATION

The following table sets forth our capitalization as of [ • ], 20[ • ]:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale of [ • ] shares of our preferred stock in this offering at an assumed public offering price of $[ • ] per share (the last reported closing price of our preferred stock on [ • ], 20[ • ]), after deducting the estimated underwriting discounts and commissions of approximately $[ • ]and estimated offering expenses of approximately $[ • ] payable by us.

You should read this table together with “Use of Proceeds” and financial statements and related notes thereto included elsewhere in this prospectus supplement and the accompanying prospectus.

As of [ • ], 20[ • ]
	Actual	As Adjusted (unaudited)
(in thousands)
Assets:
Cash and cash equivalents	$	$
Investments at fair value
Other assets
Total assets	$	$

Liabilities:
Credit Facilities payable	$	$
Securitization notes payable	$	$
Other liabilities	$	$

Total liabilities	$	$
Net assets	$	$

Stockholders’ equity:
Common stock, par value $0.02 per share; 200,000,000 shares authorized, [ • ] shares outstanding	$	$
Capital in excess of par value	$	$

Total stockholders’ equity	$	$

S-20

USE OF PROCEEDS

We estimate that we will receive net proceeds from the sale of the [ • ] shares of our preferred stock in this offering of approximately $[ • ] million, or approximately $[ • ] million if the underwriters exercise their option to purchase additional shares in full (in each case using the last reported closing price of our preferred stock on [ • ], 20 of $[ • ] per share), after deducting estimated offering expenses of approximately $[ • ] payable by us.

We intend to use the net proceeds from selling shares of our preferred stock for funding investments in debt and equity securities in accordance with our investment objective and strategies described in this prospectus supplement and accompanying prospectus. Additionally, we may use net proceeds for general corporate purposes, which include funding investments, repaying any outstanding indebtedness, acquisitions, and other general corporate purposes. The supplement to this prospectus relating to an offering will more fully identify the use of proceeds from such offering.

We anticipate that substantially all of the net proceeds of any offering shares of our preferred stock will be used for the above purposes within six to nine months from the consummation of the offering, depending on the availability of appropriate investment opportunities consistent with our investment objective and market conditions. We cannot assure you we will achieve our targeted investment pace. We expect that it may take more than three months to invest all of the net proceeds of an offering of our securities, in part because investments in private companies often require substantial research and due diligence.

Pending such investments, we will invest the net proceeds primarily in cash, cash equivalents, U.S. government securities and other high-quality temporary investments that mature in one year or less from the date of investment. These securities may have lower yields than the types of investments we would typically make in accordance with our investment objective and, accordingly, may result in lower distributions, if any, during such period. See “Regulation — Temporary Investments” in the accompanying prospectus for additional information about temporary investments we may make while waiting to make longer-term investments in pursuit of our investment objective.

S-21

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

[Insert information required by Item 503(d) of Regulation S-K at time of offering.]

S-22

DESCRIPTION OF PREFERRED STOCK

This prospectus supplement sets forth certain terms of our preferred stock that we are offering pursuant to this prospectus supplement and the accompanying prospectus. This section outlines the specific legal and financial terms of the preferred stock. You should read this section together with the more general descriptions of the preferred stock in the accompanying prospectus under the headings “Description of Our Capital Stock — Preferred stock” and “Description of Our Preferred Stock” in the accompanying prospectus before investing in our preferred stock. This summary is not necessarily complete and is subject to and entirely qualified by reference to our charter and bylaws.

[Insert material terms of the preferred stock to the extent required to be disclosed by applicable law or regulation.]

S-23

UNDERWRITING

[ • ], [ • ], and [ • ] are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares

Total

The underwriters are committed to take and pay for all of the preferred shares being offered, if any are taken, other than the preferred shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more preferred shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional [ • ] preferred shares from the Company. They may exercise that option for [ • ] days. If any preferred shares are purchased pursuant to this option, the underwriters will severally purchase preferred shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions (sales load) to be paid to the underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase [ • ] additional preferred shares. This offering will conform to the requirements set forth in Financial Industry Regulatory Authority Rule 2310. In compliance with such requirements, the underwriting discounts and commissions in connection with the sale of securities will not exceed 10% of gross proceeds of this offering.

	No Exercise	Full Exercise

Per Share	$	$

Total	$	$

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $[ • ] per share from the public offering price. If all the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and each of our directors and officers has agreed that, for a period of [ • ] days from the date of this Prospectus Supplement (the “Lock-up Period”), such party will not, without the prior written consent of [ • ], [ • ], and [ • ], on behalf of the underwriters, offer, pledge, sell, contract to sell or otherwise dispose of or agree to sell or otherwise dispose of, directly or indirectly or hedge any shares or any securities convertible into or exchangeable for preferred shares, provided, however, that the Company may issue and sell shares of common stock pursuant to our dividend reinvestment plan and other limited exceptions. [ • ], [ • ], and [ • ] in their sole discretion may release any of the securities subject to these lock-up agreements at any time.

S-24

[Add relevant disclosure depending on whether preferred shares are listed or not.]

In connection with the offering, the underwriters may purchase and sell shares of preferred stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the preferred stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of preferred stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own account, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the preferred stock. As a result, the price of the preferred stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq Global Market, in the over-the-counter market or otherwise.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $[ • ]. The Company will pay all of the expenses incurred by us in connection with this offering.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates may, from time to time, perform various financial advisory and investment banking services for the company, for which they will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The principal business address of the representatives for the underwriters are: [ • ]; [ • ]; and[ • ].

Each of the underwriters may arrange to sell preferred shares offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

S-25

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Sutherland Asbill & Brennan LLP, Washington, District of Columbia. Certain legal matters in connection with the preferred stock offered hereby will be passed upon for the underwriters by [ • ], [ • ], [ • ].

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

[Include information regarding the Company’s independent registered public accounting firm to the extent required to be disclosed by applicable law or regulation.]

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to the shares of preferred stock offered by this prospectus supplement and the accompanying prospectus. The registration statement contains additional information about us and the shares of preferred stock being offered by this prospectus supplement and the accompanying prospectus.

We maintain a website at http://www.NewtekOne.com and intend to make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through our website. Information contained on our website is not incorporated into this prospectus, and you should not consider information on our website to be part of this prospectus. You may also obtain such information by contacting us in writing at1981 Marcus Avenue, Suite 130, Lake Success, New York 11042. The SEC maintains a website that contains reports, proxy and information statements and other information we file with the SEC atwww.sec.gov. Copies of these reports, proxy and information statements and other information may also be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102. Information contained on our website or on the SEC’s website about us is not incorporated into this prospectus and you should not consider information contained on our website or on the SEC’s website to be part of this prospectus supplement and the accompanying prospectus and you should not consider information contained on our website or on the SEC’s website to be part of this prospectus supplement and the accompanying prospectus.

S-26

[            ] Shares

Newtek Business Services Corp.

Preferred Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

[Underwriters]